As filed with the Securities and Exchange Commission on July 20, 2022

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in charter)

Delaware	85-1286799
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

SoundHound AI, Inc. 2022 Equity Incentive Plan SoundHound, Inc. 2016 Equity Incentive Plan Melodis Corporation 2006 Stock Plan SoundHound AI, Inc. 2022 Employee Stock Purchase Plan
(Full Title of the Plan)

Dr. Keyvan Mohajer

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

(Name and Address of Agent For Service)

(408) 441-3200

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Douglas Ellenoff, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On April 26, 2022, pursuant to the merger agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc. (formerly known as Melodis Corporation), the parties consummated the merger of ATSPC Merger Sub, Inc. with and into SoundHound, Inc., with SoundHound, Inc. continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “Business Combination”). As a result of the Business Combination, SoundHound, Inc. became a wholly owned subsidiary of ATSP and ATSP changed its name to “SoundHound AI, Inc.” SoundHound AI currently owns 100% of the outstanding common stock of SoundHound, Inc.

This Registration Statement is being filed by SoundHound AI, Inc., a Delaware corporation (the “Registrant”, “Company”, “us”, “our” or “we”), relating to 19,650,371 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Equity Incentive Plan, 26,469,924 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound, Inc. 2016 Equity Incentive Plan, 2,990,529 shares of our Class A Common Stock which may be offered and sold pursuant to the Melodis Corporation 2006 Stock Plan and 3,930,074 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan.

This Registration Statement includes, pursuant to General Instruction C to Form S-8, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 27,639,208 shares of Class A Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

SoundHound AI, Inc., a Delaware corporation (the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 53,040,898 shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”), which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the SoundHound, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), the Melodis Corporation 2006 Stock Plan (the “2006 Plan”) and the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options and vesting of restricted stock awards granted under the 2022 Plan, 2016 Plan, 2006 Plan and 2022 ESPP (the “ESPP”).

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants (including to all employees eligible to participate in the 2022 ESPP) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

SoundHound AI, Inc.

Up to 27,639,208 shares of Class A Common Stock under the SoundHound AI, Inc. 2022 Equity Incentive Plan, the SoundHound, Inc. 2016 Equity Incentive Plan, the Melodis Corporation 2006 Stock Plan and the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan

This prospectus relates to the resale of up to 27,639,208 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), of SoundHound AI, Inc., a Delaware corporation (the “Company”, “SoundHound AI”, “us”, “our” or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under, the SoundHound AI, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the SoundHound, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), the Melodis Corporation 2006 Stock Plan (the “2006 Plan”) and the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”). The 2022 Plan, 2016 Plan, 2006 Plan and 2022 ESPP are intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock. Additionally, the 2022 Plan, 2016 Plan, 2006 Plan and 2022 ESPP are intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. If any additional awards are issued to or shares are purchased by affiliates under the 2022 Plan and 2022 ESPP, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” on page 36 of this prospectus. Our Common Stock is listed on The NASDAQ Global Market under the symbol “SOUN.” On July 19, 2022, the closing price of the Common Stock on The NASDAQ Global Market was $3.68 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2022.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder

i

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. We are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system. The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the year ended December 31, 2021;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

(iii)	our Current Reports on Form 8-K dated January 10, 2022, March 9, 2022, April 14, 2022, April 25, 2022, May 2, 2022, May 17, 2022 and June 8, 2022; and

(iv)	the description of our Common Stock contained in the registration statement on Form S-1 (File No. 333-264972) and as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Corporate Secretary, c/o SoundHound AI, Inc., at 5400 Betsy Ross Drive, Santa Clara, CA 95054. Our telephone number is (408) 441-3200. Information about us is also available at our website at http://www.soundhound.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

NOTE ON FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Commission. The following discussion should be read in conjunction with our audited financial statements and notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

THE COMPANY

Our Mission

SoundHound AI’s mission is to voice-enable the world with conversational intelligence through an independent AI platform enabling humans to interact with products and services like they interact with each other — by speaking naturally.

Company Overview

SoundHound AI is a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning® and Deep Meaning Understanding® technologies developed over the past 16 years, our advanced Voice AI platform provides exceptional speed and accuracy.

We envision a future where people interact with products on a daily basis through voice-enabled AI. Our technology provides a conversational voice-enabled user interface, allowing a more natural and more productive way of interacting with the products and services we use. SoundHound AI is also committed to enabling product creators to design, customize, differentiate, innovate, and monetize the voice interfaces to their own products and services, as opposed to outsourcing to a third-party assistant.

More often than not, we currently interact with voice-enabled third-party assistants using halted speech patterns, consciously dividing queries into limited, broken, and unnatural instructions. By contrast, using SoundHound AI, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV, and even place food orders before arriving at a restaurant by talking to their cars, TVs, or other “internet of things” (“IoT”) devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

SoundHound AI’s technology is currently being used globally by customers that include Hyundai, Mercedes-Benz, Pandora, Deutsche Telekom, Snap, VIZIO, KIA, and Stellantis. We have seen significant inflection in customer adoption of our technology, as measured through monthly queries on our Houndify platform, which doubled over the first six months of 2021, are now in excess of 100 million queries per month and surpassed 1 billion annual queries in 2021 (for the three months ended March 31, 2022, queries were over 90% greater than during the same period in 2021). Our current customers, which in many cases have contractual obligations that average multiple years (often between three to five years), span multiple industries and geographies, and together have an estimated combined reach of over two billion end users. We consider our long-term customers our “partners” and, by growing these strategic relationships, SoundHound AI’s revenues have grown by more than 50% year over year each fiscal year over the past three years. The cumulative value of contracts with our existing partners has already exceeded $100M.

We support our customers by providing them access to Houndify® — an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports, and more. To ensure that our content domains continue to evolve and grow, our platform is built on our breakthrough Collective AI® — an architecture for connecting domain knowledge, which encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts. This architecture allows us to improve the understanding capability of our platform super-linearly and even exponentially based on linear contributions because of how the domains interact with one another. They can be inter-connected and can learn from each other and, as developers contribute to the platform, its understanding capability can grow exponentially.

Our technology is backed by SoundHound AI’s investments in intellectual property, with over 227 patents granted or pending, spanning multiple fields including speech recognition, natural language, machine learning, monetization, and more. We have achieved this critical momentum in part thanks to a leadership team with deep expertise and proven ability to attract and retain talent.

Market Opportunity

A significant addressable market

To take advantage of opportunities created by the expansion of Voice AI, companies across industries are turning to independent providers with disruptive technology offerings to help them design and build custom voice assistants. The demand for Voice AI technology is growing exponentially as companies compete to lead the market with the best technology, excellent customer relationships, and greatest innovations.

Industry sources predict that 90% of new vehicles globally will have voice assistants by 2028 and that there will be 75 billion connected devices worldwide by 2025. The number of devices with their own voice assistant is expected to overtake the world’s population within four years.

Across industries, 94% of large companies expect to use Voice AI within two years, according to a Pindrop Security, Inc. study, indicating the imperative most companies feel to provide a voice user interface to their products and services.

Custom, branded voice assistants are allowing companies to improve their customer interactions at every touchpoint. In a recent study by Opus Research (sponsored by SoundHound AI), 77% of business leaders across eight industries stated that voice assistants drive value through improved customer support and 76% agreed that they help companies to control their brand identity and user experience.

For those already employing a voice assistant, 81% are using the technology to improve customer service and 52% are using them for sales activity.

For the estimated 75 billion IoT devices in existence by 2025, we believe many of them won’t have the physical or economical room to add a keyboard or touch screen, but they can easily have a small, inexpensive microphone. With a microphone, companies can add Voice AI to their products, unleashing the full capabilities of the internet to their end users. Voice AI can bring these products “to life”, and convert IoT to AI IoT.

According to Juniper Research, the broader market for Voice AI transactions will exceed $160 billion by 2026, enabled by a growing need for Voice AI in many industries.

All these trends are adding up to exponential growth for Voice AI in a variety of markets, including IoT, automotive, retail, hospitality, enterprise, healthcare, contact center, and banking and finance.

Strategy

We believe that Voice AI is poised to be the next disruption in computing and the timing is right for our company and our vision.

Human-computer interfaces became popularized through computers offering a keyboard and mouse. After that came mobile devices with touch screens. We now have IoT devices with Voice AI. After the internet became mainstream, every company needed to have a website. After the mobile ecosystem became mature, every company needed to have a mobile strategy. We note that some very successful companies were created purely on the mobile ecosystem.

We believe the same concept will apply to the world of Voice AI where every company will need to have a strategy and there will exist success stories built on top of platforms like ours. These interfaces will co-exist: for example, mobile and touch screens did not completely replace computers with a keyboard and mouse, therefore Voice AI will also co-exist with computers and mobile. However, with billions of IoT devices that don’t have a keyboard or a mouse or a touch screen, voice will be the preferred or the only way to interact with these devices.

Our market position is strengthened by the significant technical barriers to entry that often face potential participants in the Voice AI space, reducing the likelihood that significant competitors will enter the market in the near term.

Technical Development

In 2005, when, as recent graduates from Stanford, our founders began envisioning a future where we would be talking to products just as we do other people. Inspired to make their vision a reality, the company was founded with a simple and powerful mission: Add Voice AI to everything. To this day, the company is still run by its original founding team.

SoundHound AI’s technology represents the evolution of several disruptive breakthroughs in voice-AI and sound recognition developed over the past 16 years. Using innovative audio and music identification technology, in 2009, our founders launched the SoundHound AI music identification app. Since its inception, the app has received over 315 million downloads and continues to be a top-ranked music app today.

In parallel, the founding team worked in stealth on a fundamentally new technology — one that had the potential to revolutionize human-to-computer voice interaction. Up until then, all voice interactions relied on speech-to-text and then text-to-meaning. Our engineers knew that for a true voice engine to flourish, it needed to understand speech directly, just like humans do.

In 2015, SoundHound AI introduced the Houndify Voice AI platform incorporating breakthrough Speech-to-Meaning and Deep Meaning Understanding technologies, which, to SoundHound AI’s knowledge represented voice interaction technologies not yet broadly available at the time as its foundation.

SoundHound AI’s Vision

A typical reaction to SoundHound AI’s technology is “Wow! Even humans cannot do this.” This is the crux of our vision: Create a Voice AI platform that exceeds human capabilities and brings value and delight via an ecosystem of billions of products enhanced by innovation and monetization opportunities.

Computers are better than humans at computing, but they’re not always better than humans at performing certain tasks. For example, we used to easily beat computers in the game of chess, but now computers can even top grandmasters. When it comes to language understanding, the general perception is computers are not yet as good as humans. People talk using complex conversations with each other, but when they talk to voice assistants, they lower their expectations and use short, simple, keyword-based queries. We aim to change that by making computers better than humans in language understanding. As a result, SoundHound AI may make humans more productive and help make the world a better place.

To provide another example, if a user is looking for a restaurant, but anything other than Chinese (because they had Chinese food yesterday) they can ask the concierge of a hotel: “Show me restaurants, excluding Chinese”, and the concierge can point the customer in the right direction. But when talking to a typical voice assistant, users often don’t ask the question: “show me restaurants, excluding Chinese”, because they don’t expect that it will work. And in fact, most other voice assistants will offer Chinese restaurants when asked to show restaurants excluding Chinese. With SoundHound AI’s technology, users can ask even more complicated questions, such as: “show me Asian restaurants in San Francisco, excluding Chinese and Japanese, and only show the ones that have more than three stars and are open after 9:00 PM on Wednesdays.”

In addition, users can follow up and ask it to refine the criteria such as “remove Korean and Vietnamese, sort by rating then by price, and only show the ones that are good for kids and have a patio.”

Our vision further includes empowering billions of devices around the world using our technology, with innovation and monetization opportunities for the product creators that integrate the Houndify platform. It means product creators can not only use Voice AI to make their product better they can also generate incremental recurring revenues from customer interactions.

Our vision also places a high emphasis on user experience. Before monetization growth can occur, delivering value and delight to end users is paramount. As a result, the most effective monetizable interactions will be those that flow naturally based on context, create value for the end-user, and would not be perceived by users as intrusive advertisements.

We note that today’s voice assistants are far from being able to answer every question and perform every task, and our vision is long-term. However, we have already achieved superhuman capabilities in many of the domains that we have delivered to our customers.

Technology Breakthroughs

SoundHound AI’s momentum in the Voice AI market can, in large part, be attributed to our large number of technology breakthroughs. These are anchored by three important innovations: Speech-to-Meaning, Deep Meaning Understanding and Collective AI.

Speech-to-Meaning

Speech-to-Meaning refers to SoundHound AI’s ability to convert speech to meaning simultaneously and in real time. Most traditional approaches first convert speech to text, and then convert text to meaning. This approach can be both slower and less accurate. It’s slower because the two steps are done in sequence, and the additional processing time of the second step can be noticeable by the end user. It can also be less accurate because if the first step of speech to text makes a mistake, the resulting incorrect text is then sent to the second step, and the error further propagates.

Our development of Speech to Meaning technology was inspired by the human brain. As we listen to someone speaking, our brain does not convert speech to text, and then text to meaning. Instead, our brain converts speech to meaning simultaneously and in real time. With Speech-to-Meaning, as you speak to SoundHound AI’s technology, it performs both speech recognition and language understanding simultaneously, which results in faster response time and higher accuracy, because real-time language understanding can feed into the real-time speech recognizer as additional information to reduce errors.

Deep Meaning Understanding

Deep Meaning Understanding is our innovative approach to language understanding that allows our Voice AI platform to understand highly complex conversation.

For example it can understand: “Show me hotels in San Francisco that are less than $600, but not less than $300, are pet friendly, have a gym and a pool with at least three stars staying for two nights, and don’t include anything that doesn’t have Wi-Fi.”

A complex search like this will take many minutes to perform on a website with complex forms, but it can be done within a few seconds using SoundHound AI technology, which we believe to be unique in its ability to handle complex queries of this nature at scale.

Collective AI

The third breakthrough is called Collective AI: an architecture that gives potential to SoundHound AI to improve the understanding capability of its platform exponentially based on linear contributions

Most other platforms add skills or domains that are separate and don’t interact with each other. For them, linear contribution results in linear growth in understanding, which is less scalable. With the Collective AI architecture, SoundHound AI domains can be interconnected and learn from each other. As developers contribute to the platform, the platform’s understanding capability can grow exponentially.

SoundHound AI Products

Houndify platform

SoundHound AI’s Voice AI platform combines advanced AI with engineering expertise to help brands build conversational voice assistants. From proprietary components to customizable and scalable solutions, we offer tools to build a highly accurate and responsive voice user interface.

The suite of Houndify tools includes Application Programming Interfaces (“API”) for text and voice queries, support for custom commands, extensive library of content domains, inclusive Software Development Kit platforms, collaboration capabilities, diagnostic tools, and built-in analytics.

Houndify provides a web API that takes in text queries or audio and returns actionable JavaScript Object Notation to anyone with an internet connection wanting to add Voice AI to any product or application.

Automatic Speech Recognition (“ASR”)

Our highly optimized, tunable, and scalable ASR engine supports vocabulary sizes containing millions of words. Houndify’s machine learning infrastructure allows us to tune the engine to achieve optimal Computer Processing Unit (“CPU”) performance while delivering high accuracy rates.

Houndify’s language and acoustic modelling architecture also uses machine learning to increase word recognition accuracy. Rapid iteration is possible due to our accelerated training pipeline and architecture that improves as data is collected. Highly accurate transcriptions result from advanced acoustic models trained to perform in a variety of scenarios — including in severely noisy environments and when accented language is spoken.

Natural Language Understanding (“NLU”)

Our proprietary Speech-to-Meaning technology tracks speech in real-time and understands the context, even before the user has finished speaking. Instead of the typical two-step process of transcribing speech into text and then passing the text into an NLU model, Houndify can accomplish both of these tasks in one step, delivering faster and more accurate results.

Houndify’s ability to process and understand speech the instant a user stops speaking gives voice assistants the ability to respond faster. Understanding speech in real-time without requiring additional processing or waiting for the user to finish speaking creates responsive and natural conversations between people and products.

By understanding context, Houndify responds accurately to users by distinguishing between similar words and names. Our NLU can discern the difference between words that sound the same, but have different spellings and meanings. For example, if users want to navigate to 272 Hoch Street in Dayton, Ohio, it won’t look for Hawk Street.

Using our proprietary Deep Meaning Understanding technology, a custom voice assistant can handle complex queries with compound criteria including conversational follow up, address multiple questions and filter results simultaneously — accurately and quickly answering users’ most complex questions.

Wake Words

Wake words are the entry point into branded voice experiences, allowing users to invoke the assistant by literally speaking the company’s name. Examples range from “Hey Pandora” in a mobile app to “Hey Peugeot” within a vehicle.

Rigorous development and testing enable our wake words to perform in noisy environments and minimize false-positives or false-negatives. We use advanced machine learning algorithms and Deep Neural Networks to provide broad robustness to our high-volume training data, resulting in high accuracy.

Custom Domains

Our library of over 100 public domains is available with a free Houndify account. Houndify public domains give developers instant access to a broad range of content to fit their unique use cases. This includes multi-category content intended to appeal to broad range of audiences, including, for instance, sports scores, weather, podcasts, travel information, recipes, stock prices, among many others.

Companies can enhance product functionality or proprietary operations with Houndify Private Domains, allowing customization and development of more specific content. Customers who subscribe for this service have full access to their private domains securely on the Houndify platform while retaining the ability to iterate and update content.

For example, an automotive manufacturer can make helpful updates about the car’s user manual over time. In this way, SoundHound AI becomes a long-term “partner” to its customers, helping companies create the domains that they need in order to improve brand value for their own customers or end users.

Text-to-speech (“TTS”)

A high quality TTS can help companies create a unique voice that differentiates them from the competition. Brands can fully express their personality by choosing the gender, tone, and personality that will become their vocal identity.

Our machine learning algorithms transform recorded voices into large databases of spoken sounds to form entire vocabularies of natural language — adapted to the user’s environment. We can transform any voice to generate a high-quality TTS with a small CPU footprint.

Edge (Embedded)

A fully-embedded voice solution for brands seeking the convenience of a voice user interface without the privacy or connectivity concerns of the internet. Includes full access to custom commands and the ability to instantly update commands during development. We have not generated revenue from Edge during the years presented in this prospectus.

To harness the capabilities of full cloud connectivity with the reliability of embedded voice technology. Houndify Edge Hybrid solutions are designed to ensure that devices are always-on and responsive to commands. Allows for over-the-air product updates and a broader voice experience with the level of cloud-connectivity that best matches the product and its users.

Competitive Strengths and Differentiators

Independent Disruptor

We believe there is a growing void and demand for an independent Voice AI platform such as SoundHound AI. Looking across industries, there has been a notable rise of independent disruptors. These new companies were able to beat the legacy giants using focused technologies and business models. The majority of participants in the Voice AI industry can be characterized as either “big tech” companies (meaning large corporations offering Voice AI as an extension of other services) and “legacy vendors” (meaning long-time Voice-AI industry participants with older technologies).

Voice AI offerings from big tech companies are primarily an extension of their services. In many cases, rather than strengthening or interacting with the host product, big tech offerings tend to take over the entire product experience, thus “hijacking” the company’s brand, users, and data. As a result, brands relying on big tech Voice AI frequently experience decreased ability to innovate, differentiate, and customize the way that their products interact with Voice AI platforms and/or end users. In some cases, these big tech Voice AI providers even compete with the customers whose products their technologies support, making them increasingly less attractive as a choice for a voice interface.

The Voice AI market currently also includes “legacy vendors,” a number of whom offer dated technologies at a high price. Furthermore, in many cases, legacy vendor technologies still require significant effort by product creators to turn legacy AI product offerings into solutions that can compete with the quality of Voice AI products currently offered by big tech companies, which is oftentimes neither economical nor practical.

Due to the high barrier to entry in Voice AI, the number of full solution platform providers is very limited. In our view, it takes many years and significant investment to build all the components of Voice AI. It then takes further time and resources to make the solutions competitive, mature, and viable for adoption. Finally, it requires significant investment to globalize the solution in multiple languages and regions. Although the number of platforms is limited, we note that the big tech players have significant resources. Against this landscape, SoundHound AI has achieved its successes to date through technology innovation, business model innovation, and global alliances that we believe make us well-positioned to continue to grow and execute our business plan.

We view the current environment as an opportunity to provide disruptive technologies with capabilities we believe are superior to existing alternatives, allowing customers to maintain their brand, control the user experience, get access to the data, and define their own privacy policies, while being able to customize, differentiate, innovate, and monetize.

Revenue Model

Market Momentum

Our entry into the Voice AI space began with 10 years of constant innovation in “stealth” building disruptive technologies in Voice AI using innovative approaches. Our goal was to build a differentiated Voice AI technology that we fully own and which is significantly better than other solutions in the market. We achieved that goal and unveiled the result in 2015, launching it as the Houndify platform in 2016.

Building a Diverse, Global Customer Base

SoundHound AI continues to expand the capabilities that make us well-positioned to serve the needs of customers globally. We have grown our solution from a single language capability to 22 languages, with a roadmap to expand to 38 languages and 114 acoustic variations.

Our customers include a range of product and service providers of all sizes, spanning a range of industries, including automotive, IoT, apps, restaurants, and more. Many of our global customers have end users in multiple regions and industries and we have seen our products successfully used by them across multiple contexts and purposes.

Three pillars for growth

We have identified three pillars for revenue growth: Royalties, Subscription, and Monetization, and all three pillars contribute to our current revenues today. While the majority of current revenues come from royalties, over time we expect our revenues from subscription and monetization pillars to increase and eventually represent a larger portion of our overall revenues.

1)	Royalties: This involves voice-enabling a product. The product creator pays us a royalty based on volume, usage, or duration. SoundHound AI collects royalties when Houndify is integrated into a product such as a car, smart speaker, or appliance.

2)	Subscription: This involves voice-enabling a service that doesn’t rely on a physical product. Examples include when SoundHound AI enables customer service or food ordering for restaurants or content management, appointments, or voice commerce, we generate subscription revenue from the service providers.

3)	Monetization: This pillar creates an ecosystem that enables monetization services in products and services from both pillar one and pillar two. When users of a voice-enabled product access the voice-enabled monetization, this creates new leads and transactions. SoundHound AI generates monetization revenue for generating these leads and transactions, and will share revenue with the product creators. During the years presented in this prospectus we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound AI music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

For example, imagine a driver asks their Houndify-enabled car what restaurants are on the way home. The car can then respond with options, including restaurants that are also on the Houndify platform. These restaurants can accept orders directly from the car and the user can order using their voice. In that case, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order and we will share that revenue with the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant gets value because they generated a new lead and booked a sale. The driver gets value because they have placed an order just by speaking to their car. And finally, the car manufacturer delivered value to the end user and generated additional revenue from the usage of their product.

We expect the disruptive three-pillar business model will create a monetization flywheel. As more products integrate into our platform, more users will use it, and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform, and the cycle will perpetually continue and expand.

This ecosystem has a compound impact on our business. First, it increases adoption because more products will be motivated to integrate into our platform. Without the three-pillar model, only products that can afford the cost of Voice AI would be able to adopt it. With this model, products will be able to see a path to add incremental recurring revenue from the usage of their product, increasing overall return on investment while making their product better, which will increase overall adoption. Second, our total available market increases with new revenue streams and puts SoundHound AI on a trajectory with much higher potential.

SoundHound AI’s undeniable criteria for adoption

When it comes to criteria for adoption, our goal is to win on every dimension. We envision that if we win on all criteria for adoption, the only reason not to choose SoundHound AI is human error.

The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide a path to monetization. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We offer a superior ecosystem with Collective AI along with definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way.

Research and Development

Research and development have been the foundation of our company since its origin. We have invested significantly over the years in making conversational Voice AI technology by leveraging advanced technologies across signal processing, speech recognition, machine learning and more. The complexities of our design and the associated technological breakthroughs has required more than ten years of research and development activities to fine tune our technology for commercial use. We continue to explore different innovation strategies to strengthen our capabilities.

In particular, we are continually working to improve the speed and accuracy of our Voice AI solutions and make customer adoption easier and faster. We have protected our innovations throughout with patents and trade secrets, and we have continued to strengthen our competitive positioning by staying on top of the latest advancements in the Voice AI industry. We expect to continue to keep research and development and, more broadly, innovation and product quality at the forefront of our strategy and core focus.

To further our transformative strategy as a leading innovator, we expect research and development to remain a significant part of our growth and investment. Our research and development activities are centered in our Santa Clara headquarters, but we also carry out research and development in other locations, including internationally. Our employees’ expertise ranges from cloud-based software development to embedded hardware integration.

Sales and Marketing

We take an insight-driven, account-based marketing approach to build and expand our relationships with commercial partners. We collect feedback directly from commercial partners to garner insights that help drive the business and product. We also work with analysts and higher education institutions to conduct studies, test and validate technology performance, providing key proof points for commercial partners considering our products. In parallel, marketing and communications drive our brand equity and narrative through ongoing announcements, campaigns, events, speaking opportunities, and public relations efforts.

Our demand generation efforts span the full customer funnel to target prospects across a variety of channels including: advertising, email, social media, and search engines. We employ Account-Based Marketing (“ABM”) leveraging leading-edge platforms supported by fully-current Marketing Automation tools to capture and nurture business leads through to Marketing Qualified Leads (“MQL”), Sales Accepted Leads (“SAL”), and Sales Qualified Leads (“SQL”) ultimately to drive towards return-on-investment-positive marketing expenditures.

Sales and marketing will play a critical role in the next phase of our evolution as a company, with key ongoing investments in our team and leadership. While our products are already scaling with existing customers, we see significant opportunities to grow into new markets and verticals. Increased sales and marketing efforts will enable us to capitalize on the tremendous momentum we are building and we expect to continue expanding resources to grow our personnel and leadership team focused on sales and marketing.

Key Strategic Global Partners

SoundHound AI sees strategic partnerships as the foundation for our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach millions of customers. Largely through our existing customer base, query volume doubled in the first half of 2021 and exceeded 1 billion at the end of 2021, with over 100 million queries per month. Information provided to us by our strategic partners suggest that our customers’ products are currently have a reach over a billion users.

Some of the strategic partners that are featured here utilizes SoundHound AI’s product integrations:

●	Mercedes: MBUX (multiple models in North America)

●	Hyundai/KIA: Dynamic Voice Recognition (multiple models in North America and India)

●	Honda: Select models in Japan and Europe

●	Snapchat: Voice Scan and Captioning features

●	Pandora: In-app Voice Mode

●	VIZIO: Smart TV Voice Remote for multiple product lines

●	White Castle: Voice AI Drive Through

●	Deutsche Telekom: Magenta Speaker in Germany

Intellectual Property

SoundHound AI’s intellectual property portfolio includes 227 granted or pending patents. These patents cover areas such as speech recognition, natural language understanding, machine learning, human interfaces, and others, including monetization and advertising.

Out of our 227patents granted and pending, 35 of these patents are in conversational monetization. Because we predict that search traffic will change from keyword-based queries to conversational interactions, we have a large number of patents in the area of conversational advertising.

Employees

SoundHound AI currently has a team of over 400 members, approximately 392 of which are full-time employees and 8 of which are part-time, with a presence spanning 16 countries.

Facilities

Our corporate headquarters is located in Santa Clara, California, within a consolidated building covering 61,360 square feet. Our lease began in 2017 and is set to expire in 2024. In addition to our headquarters, we lease offices in Boulder, CO; Toronto, Paris, Tokyo, and Beijing and leverage shared workspace offices in Berlin and Seoul.

Government Regulations

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, consumer privacy, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Summary of Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page 16 of this prospectus. These risks include, but are not limited to, the following:

Risks Related to our Business and Securities

●	The Voice AI market is a relatively new and rapidly changing market, and we may be unable to compete successfully.

●	If SoundHound AI does not maintain a customer base that will generate a recurring stream of revenues, its operating results may be adversely affected.

●	If SoundHound AI fails to grow its business as anticipated, its revenues and gross margin will be adversely affected.

●	If SoundHound AI does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services, it may not be able to compete effectively and its ability to generate revenues will suffer.

●	Actual or alleged failure to comply with data privacy laws and regulations could damage SoundHound AI’s reputation, result in government action and have an adverse impact on its operating results.

●	Failure to attract and retain key personnel in the future could harm SoundHound AI’s business and negatively affect our ability to successfully grow our business.

●	SoundHound AI’s use of open source technology could impose limitations on its ability to commercialize its software.

●	Unauthorized use of SoundHound AI’s proprietary technology and intellectual property could adversely affect its business and results of operations.

●	Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations, including consumer and data privacy laws, could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

●	The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

●	Our management has limited experience in operating a public company.

●	We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

●	The market price of our securities is likely to be highly volatile, and you may lose some or all of your investment.

Corporate Information

We were incorporated in Delaware on September 15, 2021 under the name Archimedes Tech SPAC Partners Co. Our principal executive offices are located at 5400 Betsy Ross Drive, Santa Clara, CA 95054, and our telephone number is (408) 441-3200. Our corporate website address is www.soundhound.com. The information contained on or accessible through our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus and incorporated by reference herein, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our securities.

Risks Related to SoundHound AI’s Business

The market in which SoundHound AI operates is highly competitive and rapidly changing and SoundHound AI may be unable to compete successfully.

There are a number of companies that develop or may develop products that compete in the Voice AI market. The market for SoundHound AI’s products and technologies is characterized by intense competition, evolving industry and regulatory standards, emerging business and distribution models, disruptive software technology developments, short product and service life cycles, price sensitivity on the part of customers, and frequent new product introductions, including alternatives to certain of SoundHound AI’s products from other vendors which may be offered at significantly lower costs or free of charge. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of SoundHound AI’s current and prospective customers. Furthermore, current or prospective customers may decide to develop competing products or to establish, strategic relationships with SoundHound AI’s competitors.

Competition in the Voice AI market could adversely affect SoundHound AI’s operating results by reducing the volume of the products and technologies SoundHound AI licenses or sells, the prices SoundHound AI can charge or the obligations of SoundHound AI to incur expenses or capital costs associated with the development, acquisition or promotion of new products or technologies. Some of SoundHound AI’s current or potential competitors are large technology companies that have significantly greater financial, technical and marketing resources than SoundHound AI does, and others are smaller specialized companies that possess specialized expertise or regional focus and may have greater price flexibility than SoundHound AI does in connection with their business models. These competitors may be able to respond more rapidly than SoundHound AI can to new or emerging technologies or changes in customer requirements, or may decide to offer products at low or unsustainable cost to win new business or to retain their existing clients. They may also devote greater resources to the development, promotion and sale of their products than SoundHound AI does, and in certain cases may be able to include or combine their competitive products or technologies with other of their products or technologies in a manner whereby the competitive functionality is available at lower cost or free of charge within the larger offering. To the extent they do so, the penetration of SoundHound AI’s products, and therefore its revenue, may be adversely affected. SoundHound AI’s large competitors may also have greater access to customer data, which provides them with a competitive advantage in developing new products and technologies. SoundHound AI’s success depends substantially upon its ability to enhance its products and technologies, to develop and introduce, on a timely and cost-effective basis, new products and technologies that meet changing customer requirements and incorporate technological enhancements, and to maintain SoundHound AI’s alignment with the technologies and market strategies of its customers, which change and advance over time. If SoundHound AI is unable to develop new products and enhance functionalities or technologies to adapt to these changes and maintain SoundHound AI’s alignment with its customers, its business will suffer.

Adverse conditions in the Voice AI market or the global economy more generally could have adverse effects on SoundHound AI’s results of operations.

SoundHound AI’s business depends on, and is directly affected by, the global Voice AI market, as well as the global economy more generally, including global economic trends affecting the automotive, internet of things (“IoT”), mobile application, call center, semiconductor device maker and restaurant and hospitality industries. For example, SoundHound AI’s largest customers are currently in the automotive industry, and automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. Such factors may also negatively impact consumer demand for products, including automobiles, that incorporate or use SoundHound AI products or technologies. In addition, global production and sales trends can be affected by SoundHound AI’s customers’ ability to continue operating in response to challenging economic conditions, and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of global automotive production, in particular, has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for SoundHound AI’s products. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions and the resulting bankruptcy of a customer or the closure of a customer manufacturing facility, may result in a reduction in sales and production by SoundHound AI’s customers, and could have a material adverse effect on SoundHound AI’s business, results of operations and financial condition.

SoundHound AI’s strategy to increase cloud connected and embedded products and technologies and expand the number of foreign languages SoundHound AI understands may adversely affect its near-term revenue growth and results of operations.

SoundHound AI has been and is continuing to develop new cloud-connected and embedded products and technologies and expand the number of foreign languages that its products and technologies understand. The design and development of new cloud-connected and embedded products and technologies and the addition of new languages will involve significant expense. SoundHound AI’s research and development costs have greatly increased in recent years and, together with certain expenses associated with delivering SoundHound AI’s connected services, are projected to continue to escalate in the near future. SoundHound AI may encounter difficulties with designing, developing, and releasing new cloud-connected and embedded components, as well as integrating these components with SoundHound AI’s existing technologies. These development issues may further increase costs and may affect SoundHound AI’s ability to innovate in a manner that allows SoundHound AI to remain competitive relative to its peers. As a result, SoundHound AI’s strategy to incorporate more cloud-connected and embedded components may adversely affect its revenue growth and results of operations.

Pricing pressures from SoundHound AI’s customers may adversely affect its results of operations.

SoundHound AI may experience pricing pressure from its customers in the future, including, relative to its automotive industry customers, pricing pressure resulting from the strong purchasing power of major OEMs SoundHound AI may be expected to quote fixed prices or be forced to accept prices with annual price reduction commitments for long-term sales arrangements or discounted reimbursements for SoundHound AI’s work. Any price reductions could impact SoundHound AI’s sales and profit margins. SoundHound AI’s profitability is also influenced by its success in designing and marketing technological improvements in Voice AI systems. If SoundHound AI is unable to offset any price reductions in the future, its business, results of operations and financial condition would be adversely affected.

Currently, SoundHound AI’s largest customers are OEMs, and while SoundHound AI invests effort and money seeking OEMs’ validation of SoundHound AI’s technology, and there can be no assurance that SoundHound AI will win or be able to renew its contracts with OEM customers, which could adversely affect SoundHound AI’s results of operations.

Some of SoundHound AI’s largest customers are currently OEMs and SoundHound AI invests effort and money in product research and development in relationship to SoundHound AI’s OEM customers from the time an OEM or a “Tier 1” supplier to OEMs begins designing for an upcoming program through the date on which an OEM or Tier 1 supplier customer chooses SoundHound AI’s technology to be incorporated directly or indirectly into one or more specific vehicle models to be produced by such customer. This selection process is known as a “design win.” SoundHound AI could expend its resources on these and similar efforts without success. After a design win, a product or technology that did not receive the design win may not be able to displace the winner until the customer begins a new selection process because it is very unlikely that a customer will change complex technology until a product model is revamped. In addition, the company with the winning design may have an advantage with the customer going forward because of the established relationship between the winning company and such customer, which could make it more difficult for such company’s competitors to win the designs for other service contracts. Even if SoundHound AI has an established relationship with a customer, any failure to perform under a service contract or innovate in response to their feedback may neutralize its advantage with that customer. If SoundHound AI fails to win a significant number of customer design competitions in the future or to renew a significant number of existing service contracts, SoundHound AI’s operating results would be adversely affected. Moreover, to the extent SoundHound AI is unable to renew existing service contracts, this would negatively impact its revenue. The period of time from winning a contract to implementation is long and SoundHound AI is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

SoundHound AI’s products are technologically complex and incorporate many technological innovations. Prospective customers generally must make significant commitments of resources to test and validate SoundHound AI’s products before including them in a product or vehicle. The development cycles of SoundHound AI’s products with new customers are approximately six months to two years after a design win, depending on the customer and the complexity of the product. These development cycles result in SoundHound AI investing its resources in customers and customer products prior to realizing any revenues from the related customer contracts. Further, SoundHound AI is subject to the risk that a customer cancels or postpones implementation of SoundHound AI’s technology, as well as that SoundHound AI will not be able to implement its technology successfully. Additionally, SoundHound AI’s sales could be less than forecast if the product is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect SoundHound AI’s business, results of operations.

SoundHound AI’s operating results could be materially and adversely affected if it loses any of its largest customers.

The loss of business from any of SoundHound AI’s major customers, whether by lower overall demand for the products manufactured by its major customers, cancellation of existing contracts or the failure to award SoundHound AI new business, could have a material adverse effect on SoundHound AI’s operating results. Alternatively, there is a risk that one or more of SoundHound AI’s major customers could be unable to pay its invoices as they become due or that a customer will simply refuse to make such payments given its financial difficulties. If a major customer becomes subject to bankruptcy or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, or if a major customer otherwise successfully procures protection against SoundHound AI legally enforcing its obligations, it is likely that SoundHound AI will be forced to record a substantial loss. In addition, certain of SoundHound AI’s customers that are tier 1 suppliers to the automotive industry exclusively sell to certain OEMs, including some of SoundHound AI’s other customers. A bankruptcy of, or other significant disruption to, any of these OEMs could intensify any adverse impact on our business and results of operations.

During the twelve months ended December 31, 2020 and 2021, respectively, two and three customers accounted for the following approximate percentages of SoundHound AI’s total revenues during the applicable period: 43% and 61%. However, the majority of these revenues were from non refundable upfront payments (as opposed to subscription services), where SoundHound AI performed their contractual obligations related to the services prior to December 31, 2021 and the related revenues are recognized over time for GAAP accounting purposes.

In addition to upfront payments pursuant to professional services or custom engineering agreements, SoundHound AI generally enters into master service agreements with its largest customers and also provides them with engineering and custom services. Our largest current customers entered into master services agreements with SoundHound AI pursuant to which they are provided Houndify Cloud Services and, in some cases, associated services on an as-needed basis. The license fees that SoundHound AI receives under our master services agreements are either fixed minimum monthly hosting fees with overage charges based on usage, or determined based on the volume of products that our customers sell that utilize SoundHound AI technology. Our master services agreements generally renew automatically for one year terms and are terminable by the customer upon prior written notice of six months to one year. As of the date of this prospectus, SoundHound AI has no reason to believe that its largest customers will discontinue or reduce its usage of SoundHound AI services.

SoundHound AI’s operating results may fluctuate significantly from period to period, and this may cause its stock price to decline.

SoundHound AI’s operating results may fluctuate materially in the future. These fluctuations may cause SoundHound AI’s results of operations to not meet the expectations of securities analysts or investors which would likely cause the price of its stock to decline. Factors that may contribute to fluctuations in operating results include:

●	the volume, timing and fulfilment of large customer contracts;

●	renewals of existing customer contracts and wins of new customer programs;

●	increased expenditures incurred pursuing new product or market opportunities;

●	receipt of royalty reports;

●	fluctuating sales by SoundHound AI’s customers to their end-users;

●	contractual counterparties failing to meet their contractual commitments to SoundHound AI;

●	introduction of new products by SoundHound AI or its competitors;

●	cybersecurity or data breaches;

●	reduction in the prices of SoundHound AI’s products in response to competition, market conditions or contractual obligations;

●	impairment of goodwill or intangible assets;

●	accounts receivable that are not collectible;

●	higher than anticipated costs related to fixed-price contracts with SoundHound AI’s customers;

●	change in costs due to regulatory or trade restrictions;

●	expenses incurred in litigation matters, whether initiated by SoundHound AI or brought by third-parties against SoundHound AI, and settlements or judgments it is required to pay in connection with disputes; and

●	general economic trends as they affect the customer bases into which SoundHound AI and its customers sell and operate.

Due to the foregoing factors, among others, SoundHound AI’s revenue and operating results may fluctuate significantly from period to period. SoundHound AI’s expense levels are based in significant part on its expectations of future revenue, and SoundHound AI may not be able to reduce its expenses quickly to respond to near-term shortfalls in projected revenue. Therefore, SoundHound AI’s failure to meet revenue expectations would seriously harm its operating results, financial condition, and cash flows.

SoundHound AI has generated substantial net losses and negative operating cash flows since its inception and expects to continue to do so for the foreseeable future.

To date, SoundHound AI has generated substantial net losses and negative cash flows from operating activities. SoundHound AI expects that its net losses and its negative operating cash flows will continue for the foreseeable future, as SoundHound AI increases its development activities, and invest in sales and marketing. SoundHound AI also expects to incur the incremental costs of operating as a public company, contributing to SoundHound AI’s losses and operating uses of cash. SoundHound AI’s costs may also increase due to such factors as higher than anticipated financing and other costs; increases in the costs of labor or infrastructure; and major incidents or catastrophic events. If any of these or similar factors occur, SoundHound AI’s net losses and accumulated deficit could increase significantly and the price of shares of its common stock could decline.

SoundHound AI may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to its stockholders.

SoundHound AI anticipates that current cash, cash equivalents, cash provided by operating activities and funds available through SoundHound AI’s working capital line of credit, will be sufficient to meet its current and anticipated needs for general corporate purposes. SoundHound AI operates in an emerging market, however, which makes SoundHound AI’s prospects difficult to evaluate. It is possible that SoundHound AI may not generate sufficient cash flow from operations or otherwise have the capital resources to meet SoundHound AI’s future capital needs. If this occurs, SoundHound AI may need additional financing to execute on its current or future business strategies, including to:

●	hire additional software engineers, sales and marketing professionals, and other personnel;

●	develop new or enhance existing products and services;

●	enhance SoundHound AI’s operating infrastructure;

●	acquire complementary businesses or technologies; or

●	otherwise respond to competitive pressures.

If SoundHound AI raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. SoundHound AI cannot assure you that additional financing will be available on terms favorable to SoundHound AI, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, SoundHound AI’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products, or otherwise respond to competitive pressures would be significantly limited.

The loss of one or more key members of SoundHound AI’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

SoundHound AI is highly dependent upon the continued service and performance of the key members of SoundHound AI’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt SoundHound AI’s operations and significantly delay or prevent the achievement of our business objectives.

Additionally, if any of SoundHound AI’s key management team members or other employees were to leave, SoundHound AI could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Although SoundHound AI has arrangements with some of its executive officers designed to promote retention, its employment relationships are generally at-will and SoundHound AI has had key employees leave in the past. SoundHound AI cannot assure you that one or more key employees will not leave in the future. SoundHound AI intends to continue to hire additional highly qualified personnel, including research and development and operational personnel, but may not be able to attract, assimilate or retain qualified personnel in the future or may be required to pay increased compensation in order to do so. Any failure to attract, integrate, motivate and retain such employees could harm SoundHound AI’s business or impair our ability to timely meet business goals and objectives.

SoundHound AI depends on skilled employees and could be impacted by a shortage of critical skills.

Much of SoundHound AI’s future success depends on the continued service and availability of skilled employees, particularly with respect to technical areas. Skilled and experienced personnel in the areas where SoundHound AI competes are in high demand, and competition for their talents is intense. Many of SoundHound AI’s key employees receive a total compensation package that includes equity awards. New regulations or volatility in the stock market could diminish SoundHound AI’s use, and the value, of its equity awards. This would place SoundHound AI at a competitive disadvantage in attracting qualified personnel or force it to offer more cash compensation.

Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit SoundHound AI’s growth.

The confidentiality and security of SoundHound AI’s information, and that of third parties, is critical to SoundHound AI’s business. SoundHound AI’s services involve the transmission, use, and storage of customers’ and their customers’ information, which may be confidential or contain personally identifiable information. Any cybersecurity or data privacy incidents could have a material adverse effect on SoundHound AI’s results of operations and financial condition. While SoundHound AI maintains a broad array of information security and privacy measures, policies and practices, its networks may be breached through a variety of means, resulting in someone obtaining unauthorized access to SoundHound AI’s information, to information of SoundHound AI’s customers or their customers, or to SoundHound AI’s intellectual property; disabling or degrading service; or sabotaging systems or information. In addition, hardware, software, systems, or applications SoundHound AI develops or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to SoundHound AI’s systems or facilities, or those of third parties with whom SoundHound AI does business, through fraud or other forms of deceiving SoundHound AI’s employees, contractors, and vendors. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, SoundHound AI may be unable to anticipate these techniques or to implement adequate preventative measures. SoundHound AI will continue to incur significant costs to continuously enhance its information security measures to defend against the threat of cybercrime. Any cybersecurity or data privacy incident or breach may result in:

●	loss of revenue resulting from the operational disruption;

●	loss of revenue or increased bad debt expense due to the inability to invoice properly or to customer dissatisfaction resulting in collection issues;

●	loss of revenue due to loss of customers;

●	material remediation costs to recreate or restore systems;

●	material investments in new or enhanced systems in order to enhance SoundHound AI’s information security posture;

●	cost of incentives offered to customers to restore confidence and maintain business relationships;

●	reputational damage resulting in the failure to retain or attract customers;

●	costs associated with potential litigation or governmental investigations;

●	costs associated with any required notices of a data breach;

●	costs associated with the potential loss of critical business data;

●	difficulties enhancing or creating new products due to loss of data or data integrity issues; and

●	other consequences of which SoundHound AI is not currently aware but would discover through the process of remediating any cybersecurity or data privacy incidents or breaches that may occur.

SoundHound AI’s business is subject to a variety of domestic and international laws, rules, policies and other obligations, including data protection and anticorruption.

SoundHound AI is subject to U.S. and international laws and regulations in multiple areas, including data protection, anticorruption, labor relations, tax, foreign currency, anti-competition, import, export and trade regulations, and SoundHound AI is subject to a complex array of federal, state and international laws relating to the collection, use, retention, disclosure, security and transfer of personally identifiable information. In many cases, these laws apply not only to transfers between unrelated third-parties but also to transfers between SoundHound AI and its subsidiaries. Many jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. The European Commission adopted the European General Data Protection Regulation (the “GDPR”), which went into effect on May 25, 2018. In addition, California adopted significant new consumer privacy laws that became effective beginning in January 2020. Complying with the GDPR and other requirements may cause SoundHound AI to incur substantial costs and may require it to change our business practices. Additionally,

China has recently implemented new regulation pertaining to cybersecurity and the protection of personal information, including the Data Security Law which took effect in September 2001 and the Personal Information Protection Law which took effect in November 2021. Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with cybersecurity and data security legislation could significantly increase the cost to SoundHound AI of carrying out its business in China, require significant changes to its operations or even prevent SoundHound AI from providing certain service offerings in jurisdictions in which SoundHound AI currently operates or in which it may operate in the future.

Despite SoundHound AI’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that SoundHound AI’s practices, offerings or platform could fail to meet all of the requirements imposed on SoundHound AI by legislation relating to cybersecurity, data security and/or related implementing regulations. Any failure on SoundHound AI’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage SoundHound AI’s reputation, discourage new and existing counterparties from contracting with SoundHound AI or result in investigations, fines, suspension or other penalties and private claims or litigation, any of which could materially adversely affect SoundHound AI’s business, financial condition and results of operations. Even if SoundHound AI’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm its reputation and brand and adversely affect its business, financial condition and results of operations. Moreover, the legal uncertainty created by certain of these laws, including the Data Security Law, and recent government actions could materially adversely affect its ability, on favorable terms, to raise capital, including engaging in follow-on offerings of its securities in the U.S. market once SoundHound AI is a public. Compliance with data security and personal information protection laws may result in additional expenses to SoundHound AI and subject it to negative publicity, which could harm SoundHound AI’s reputation among users and negatively affect the trading price of its shares in the future. Furthermore, SoundHound AI’s data transfer policies may be subject to additional compliance requirement and regulatory burdens, and SoundHound AI may be required to make further adjustments to its business practices to comply with the interpretation and implementation of such laws, which may increase our compliance costs and adversely affect our operating results.

Any failure by SoundHound AI, its customers or other parties with whom SoundHound AI does business to comply with its privacy policy or with federal, state or international privacy-related or data protection laws and regulations could result in proceedings against SoundHound AI by governmental entities or others. Any alleged or actual failure to comply with applicable privacy laws and regulations may:

●	cause SoundHound AI’s customers to lose confidence in its solutions;

●	harm SoundHound AI’s reputation;

●	expose SoundHound AI to litigation, regulatory investigations and to resulting liabilities including reimbursement of customer costs, damages penalties or fines imposed by regulatory agencies; and

●	require SoundHound AI to incur significant expenses for remediation.

SoundHound AI is also subject to a variety of anticorruption laws in respect of its international operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Canadian Corruption of Foreign Public Officials Act, and regulations issued by the U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security, the U.S. Treasury Department’s Office of Foreign Assets Control, and various other foreign governmental agencies. SoundHound AI cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted. Actual or alleged violations of these laws and regulations could lead to enforcement actions and financial penalties that could result in substantial costs.

Because a significant portion of SoundHound AI’s revenues are derived, and a significant portion of its research and development activities are based, outside the United States, its results could be harmed by economic, political, regulatory, foreign currency fluctuations and other risks associated with these international regions.

Because SoundHound AI operates worldwide, its business is subject to risks associated with doing business internationally. SoundHound AI currently generates most of its international revenue in Europe and Asia, and SoundHound AI anticipates that revenue from international operations could increase in the future. SoundHound AI conducts a significant portion of the development of its voice recognition and natural language understanding solutions in Canada, Germany, Japan and China. SoundHound AI is exposed to fluctuating exchange rates of foreign currencies including the euro, British pound, Canadian dollar, Chinese RMB, Japanese yen, Indian rupee and South Korean won. Accordingly, SoundHound AI’s future results could be harmed by a variety of factors associated with international sales and operations, including:

●	adverse political and economic conditions, or changes to such conditions, in a specific region or country;

●	trade protection measures, including tariffs and import/export controls, imposed by the United States and/or by other countries or regional authorities such as China, Canada or the European Union;

●	the impact on local and global economies of the United Kingdom leaving the European Union;

●	changes in foreign currency exchange rates or the lack of ability to hedge certain foreign currencies;

●	compliance with laws and regulations in many countries and any subsequent changes in such laws and regulations;

●	geopolitical turmoil, including terrorism and war;

●	changing data privacy regulations and customer requirements to locate data centers in certain jurisdictions;

●	evolving restrictions on cross-border investment, including recent enhancements to the oversight by the Committee on Foreign Investment in the United States pursuant to the Foreign Investment Risk Preview Modernization Act and substantial restrictions on investment from China;

●	changes in applicable tax laws;

●	difficulties in staffing and managing operations in multiple locations in many countries;

●	longer payment cycles of foreign customers and timing of collections in foreign jurisdictions; and

●	less effective protection of intellectual property than in the United States.

SoundHound AI’s business in China is subject to aggressive competition and is sensitive to economic, market and political conditions.

SoundHound AI operates in the highly competitive Voice AI market in China and face competition from both international and smaller domestic manufacturers. SoundHound AI currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound AI expects to expand its business in China going forward. SoundHound AI anticipates that additional competitors, both international and domestic, may seek to enter the Chinese market resulting in increased competition. Increased competition may result in price reductions, reduced margins and SoundHound AI’s inability to gain or hold market share. There have been periods of increased market volatility and moderation in the levels of economic growth in China, which resulted in periods of lower automotive production growth rates in China than those previously experienced, including in the Chinese automotive production industry, which affects SoundHound AI because SoundHound AI’s largest customers are currently OEMs. In addition, political tensions between China and the United States may negatively impact SoundHound AI’s ability to conduct business in China. If SoundHound AI is unable to grow or maintain its position in the Chinese market, the pace of growth slows or vehicle sales in China decrease, SoundHound AI’s business, results of operations and financial condition could be materially adversely effected. Government regulations and business considerations may also require SoundHound AI to conduct business in China through joint ventures with Chinese companies. SoundHound AI’s participation in joint ventures would limit its control over Chinese operations and may expose SoundHound AI’s proprietary technologies to misappropriation by joint venture partners. The above risks, if realized, could have a material adverse effect on SoundHound AI’s results of operations.

If the Chinese government deems that the contractual arrangements in relation to SoundHound AI’s variable interest entity do not comply with Chinese governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, SoundHound AI could be subject to penalties or be forced to relinquish SoundHound AI’s interests in those operations.

SoundHound AI currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound AI expects to expand its business in China going forward. Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable Chinese laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable Chinese laws, it is possible that SoundHound AI will lose the license that currently permits its operations of its Chinese subsidiary.

It is uncertain whether any new Chinese laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If SoundHound AI or its variable interest entity are found to be in violation of any existing or future Chinese laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant Chinese regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the operating licenses of its Chinese subsidiary or variable interest entity, requiring SoundHound AI to discontinue or restrict its operations, restricting its right to collect revenue, blocking one or more of its websites, requiring SoundHound AI to restructure its operations or taking other regulatory or enforcement actions against SoundHound AI. The imposition of any of these measures could result in a material adverse effect on SoundHound AI’s ability to conduct all or any portion of its business operations through its Chinese subsidiary. In addition, it is unclear what impact Chinese government actions would have on SoundHound AI and on its ability to consolidate the financial results of its variable interest entity in its consolidated financial statements, if the Chinese government authorities were to find SoundHound AI’s legal structure and contractual arrangements to be in violation of Chinese laws, rules and regulations. If the imposition of any of these government actions causes SoundHound AI to lose its right to direct the activities of its variable interest entity or otherwise separate from it and if SoundHound AI is not able to restructure its ownership structure and operations in a satisfactory manner, SoundHound AI would no longer be able to consolidate the financial results of its variable interest entity in its consolidated financial statements. Any of these events could have a material adverse effect on SoundHound AI’s business, financial condition and results of operations through its Chinese subsidiary.

Interruptions or delays in SoundHound AI’s services or services from data center hosting facilities or public clouds could impair the delivery of its services and harm its business.

Because SoundHound AI’s services are complex and incorporate a variety of third-party hardware and software, its services may have errors or defects that could result in unanticipated downtime for its customers and harm to its reputation and its business. SoundHound AI has from time to time, found defects in its services, and new errors in its services may be detected in the future. In addition, SoundHound AI currently serves its customers from data center hosting facilities or third-party public clouds SoundHound AI directly manages. Any damage to, or failure of, the systems and facilities that serve SoundHound AI’s customers in whole or in part could result in interruptions in its service. Interruptions in SoundHound AI’s service may reduce its revenue, cause SoundHound AI to issue credits or pay service level agreement penalties, cause customers to terminate their on-demand services, and adversely affect SoundHound AI’s renewal rates and its ability to attract new customers.

SoundHound AI is subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. SoundHound AI can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. SoundHound AI also expects its non-U.S. activities to increase in time.

SoundHound AI’s business is subject to risks, expenses and uncertainties associated with selling its solutions in locations outside the United States that could adversely affect its operating results.

In 2021 and 2020, SoundHound AI derived over 76% and 73%, respectively, of its revenues from customer(s) located in countries outside the United States, and SoundHound AI plans to increase its international operations in the future. Accordingly, SoundHound AI expects to increasingly face significant operational risks and expenses from doing business internationally.

SoundHound AI’s international operating results may be affected by volatility in currency exchange rates and its ability to effectively manage its currency transaction risks. SoundHound AI would incur currency transaction risks if SoundHound AI were to enter into either a purchase or a sale transaction using a different currency from the currency in which SoundHound AI reports revenue. In such cases, SoundHound AI may suffer an exchange loss because SoundHound AI does not currently engage in currency swaps or other currency hedging strategies to address this risk. As SoundHound AI realizes its strategy to expand internationally, its exposure to currency risks may increase. Given the volatility of exchange rates, SoundHound AI can give no assurance that it will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on its results of operations.

Other risks and uncertainties SoundHound AI faces from its global operations include, but are not limited to:

●	difficulties in staffing and managing foreign operations;

●	limited protection for the enforcement of contract and intellectual property rights in certain countries where SoundHound AI may sell SoundHound AI’s solutions or work with suppliers or other third parties;

●	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

●	costs and difficulties of customizing solutions for foreign countries;

●	challenges in providing solutions across a significant distance, in different languages and among different cultures;

●	laws and business practices favoring local competition;

●	being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

●	specific and significant regulations, including, but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), which imposes compliance obligations on companies who possess and use data of EU residents;

●	differences in analysis of regulatory, legal and tax issues across various countries, such as different interpretations of antitrust and competition laws;

●	uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

●	compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

●	uncertainties related to geopolitical risks, including the relationship between the U.S. government and the government of other nations;

●	tariffs, trade barriers and other regulatory or contractual limitations on SoundHound AI’s ability to sell or develop its solutions in certain foreign markets;

●	operating in countries with a higher incidence of corruption and fraudulent business practices;

●	changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

●	potential adverse tax consequences arising from global operations;

●	seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year-end globally;

●	rapid changes in government, economic and political policies and conditions; and

●	political or civil unrest or instability, terrorism or epidemics or pandemics (including any risks related to or resulting from COVID-19) and other similar outbreaks or events.

SoundHound AI’s failure to effectively manage the risks and uncertainties associated with its existing and planned global operations could limit the future growth of its business and adversely affect its operating results.

SoundHound AI relies on third-party telecommunications and internet service providers, including connectivity to its cloud software, and any failure by these service providers to provide reliable services could cause SoundHound AI to lose customers and subject it to claims for credits or damages, among other things.

SoundHound AI relies on services from third-party telecommunications providers in order to provide services to its customers and their customers, including telephone numbers. In addition, SoundHound AI depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their networks. SoundHound AI exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by SoundHound AI’s service, the products or services of SoundHound AI’s third-party service providers, or SoundHound AI’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and technologies and any necessary remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that SoundHound AI and its customers depend on, SoundHound AI may be required to switch to another service provider. Delays caused by switching SoundHound AI’s technology to another service provider, if available, and qualifying this new service provider could materially harm its operating results. Further, any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm SoundHound AI’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and technologies and seriously harm its and operating results.

SoundHound AI’s customers rely on third-party telecommunications and internet service providers to provide them with access and connectivity to SoundHound AI’s cloud software, and changes in how telecommunication and internet service providers handle and charge for access to telecommunications and the internet could materially harm SoundHound AI’s customer relationships, business, financial condition and operations results.

SoundHound AI’s customers must have access to wireless telecommunications and/or broadband internet access services in order to use certain of its products and certain of its offerings require substantial capacity to operate effectively. In the United States, wireless telecommunications and internet access services are provided by relatively few companies that, depending on the geographic area, have market power over such offerings. It is possible that these companies could charge SoundHound AI, its customers, or both fees to guarantee a service amount of capacity, or for quality of wireless telecommunications and broadband internet access services, that could advantage SoundHound AI’s competitors by degrading, disrupting, limiting, or otherwise restricting the use of infrastructure required to support SoundHound AI’s services. These providers likely have the ability to increase SoundHound AI’s rates, SoundHound AI’s customers’ rates, or both for wireless telecommunications and/or broadband internet access services which may increase the cost of SoundHound AI’s products and technologies making its products and technologies less competitive or decreasing SoundHound AI’s profit margins.

SoundHound AI’s plans to expand upon and establish new public cloud-based data centers for its U.S. and international operations may be unsuccessful and may present execution and competitive risks.

SoundHound AI plans to expand upon and establish new public cloud deployments in the future to facilitate its platform in the U.S. and certain international markets. SoundHound AI may partner with one or more third-parties to develop, test and deploy its technology to offer a full stack of products on the public cloud in the U.S. and certain international markets. SoundHound AI’s public cloud-based platform offering is critical to developing and providing its products to its customers, scaling its business for future growth, accurately maintaining data and otherwise operating its business. Infrastructure buildouts on the public cloud are complex, time-consuming and may involve substantial expenditures. In addition, the implementation of public cloud-based data centers involves risks, including loss of information and potential disruption to SoundHound AI’s normal operations. Deficiencies in the design, implementation or maintenance of the cloud-based data centers could materially harm SoundHound AI’s business.

As SoundHound AI considers approaches for expanding internationally, government regulation protecting the non-discriminatory provision of internet access may be nascent or non-existent. In those markets where regulatory safeguards against unreasonable discrimination are nascent or non-existent and where local network operators possess substantial market power, SoundHound AI could experience anti-competitive practices that could impede its growth, cause it to incur additional expenses or otherwise harm its business. Future regulations or changes in laws and regulations or their existing interpretations or applications could also hinder SoundHound AI’s operational flexibility, raise compliance costs and result in additional liabilities for SoundHound AI, which may harm its business.

Sales to customers outside the United States or customers with international operations and SoundHound AI’s international sales efforts and operations expose it to risks inherent in international sales and operations.

An element of SoundHound AI’s growth strategy is to expand its international sales efforts and develop a worldwide customer base. SoundHound AI’s international expansion may not be successful and may not produce the return on investment it expects.

SoundHound AI’s international subsidiaries employ workers primarily in Canada, Germany, Japan, China, France and Korea. Operating in international markets requires significant resources and management attention and subjects it to intellectual property, regulatory, economic and political risks that are different from those in the United States. As SoundHound AI increases its international sales efforts it will face risks in doing business internationally that could harm its business, including:

●	the need to establish and protect SoundHound AI’s brand in international markets;

●	the need to localize and adapt SoundHound AI’s products for specific countries, including translation into foreign languages and associated costs and expenses;

●	difficulties in staffing and managing foreign operations, particularly hiring and training qualified sales and service personnel;

●	the need to implement and offer customer care in various languages;

●	different pricing environments, longer sales and accounts receivable payment cycles and collections issues;

●	weaker protection for intellectual property and other legal rights than in the U.S. and practical difficulties in enforcing intellectual property and other rights outside of the U.S.;

●	privacy and data protection laws and regulations that are complex, expensive to comply with and may require that customer data be stored and processed in a designated territory;

●	increased risk of piracy, counterfeiting and other misappropriation of SoundHound AI’s intellectual property in its locations outside the U.S.;

●	new and different sources of competition;

●	general economic conditions in international markets;

●	fluctuations in the value of the U.S. dollar and foreign currencies, which may make SoundHound AI’s products more expensive in other countries or may increase its costs, impacting its operating results when translated into U.S. dollars;

●	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, telecommunications and telemarketing laws and regulations;

●	increased risk of international telecom fraud;

●	laws and business practices favoring local competitors;

●	compliance with laws and regulations applicable to foreign operations and cross border transactions, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, supply chain restrictions, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on SoundHound AI’s ability to sell its products in certain foreign markets, and the risks and costs of non-compliance;

●	increased financial accounting and reporting burdens and complexities;

●	restrictions or taxes on the transfer of funds;

●	adverse tax consequences; and

●	unstable economic and political conditions and potential accompanying shifts in laws and regulations.

These risks could harm SoundHound AI’s international operations, increase its operating costs and hinder its ability to grow its international business and, consequently, its overall business and results of operations.

In addition, compliance with laws and regulations applicable to SoundHound AI’s international operations increases its cost of doing business outside the United States. SoundHound AI may be unable to keep current with changes in foreign government requirements and laws as they change from time to time, which often occurs with minimal or no advance notice. Failure to comply with these regulations could harm its business. In many countries outside the United States, it is common for others to engage in business practices that are prohibited by SoundHound AI’s internal policies and procedures or United States or international regulations applicable to it. Although SoundHound AI has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, strategic partners and agents will comply with these laws and policies. Violations of laws or key control policies by SoundHound AI’s employees, contractors, strategic partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, delays in filing financial reports required as a public company, penalties, or prohibitions on selling its products, any of which could harm its business.

Tax matters may cause significant variability in SoundHound AI’s operating results and may impact its overall financial condition.

SoundHound AI’s businesses are subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If SoundHound AI’s effective tax rate increases, its operating results and cash flow could be adversely affected. SoundHound AI’s effective income tax rate can vary significantly between periods due to a number of complex factors including:

●	projected levels of taxable income;

●	pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates;

●	increases or decreases to valuation allowances recorded against deferred tax assets;

●	tax audits conducted and settled by various tax authorities;

●	adjustments to income taxes upon finalization of income tax returns;

●	the ability to claim foreign tax credits;

●	the repatriation of non-U.S. earnings for which SoundHound AI has not previously provided for income taxes; and

●	changes in tax laws and their interpretations in countries in which SoundHound AI is subject to taxation.

SoundHound AI regularly evaluates the need for a valuation allowance on deferred tax assets, considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. This analysis is heavily dependent upon SoundHound AI’s current and projected operating results. A decline in future operating results could provide substantial evidence that a full or partial valuation allowance for deferred tax assets is necessary. This could have a material adverse effect on SoundHound AI’s results of operations and financial condition.

Forecasts of SoundHound AI’s market and market growth may prove to be inaccurate, and even if the markets in which it competes achieve the forecasted growth, there can be no assurance that its business will grow at similar rates, or at all.

Growth forecasts described in this prospectus relating to SoundHound AI’s market opportunities, including in the Voice AI market and adjacent markets, and the expected growth thereof, are subject to significant uncertainty and are based on assumptions and estimates which may prove to be inaccurate. Even if these markets meet its size estimate and experience the forecasted growth, it may not grow its business at a similar rate, or at all. Its growth is subject to many factors, including its success in implementing its business strategy and ability to penetrate adjacent markets, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of its future growth.

If SoundHound AI is unable to acquire new customers, its operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its operating results.

SoundHound AI’s success depends on its ability to acquire new customers in new and existing verticals, and in new and existing geographic markets. If SoundHound AI is unable to attract a sufficient number of new customers, it may be unable to reduce gross margins at desired rates and its operating results may suffer. The Voice AI market is competitive and many of SoundHound AI’s competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to SoundHound AI’s existing customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact SoundHound AI’s ability to acquire new customers include the perceived need for Voice AI -enabled products or Voice AI services, the size of prospective customers’ budgets for Voice AI, the utility and efficacy of SoundHound AI’s existing and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on operating results.

If SoundHound AI does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.

SoundHound AI cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop product and service enhancements or new products and services to meet such needs or opportunities in a timely manner, if at all. Even if SoundHound AI is able to anticipate, develop and commercially introduce enhancements and new products and services, there can be no assurance that enhancements or new products and services will achieve widespread market acceptance.

New products, as well as enhancements to its existing products, could fail to attain sufficient market acceptance for many reasons, including:

●	delays in releasing new products, or product enhancements;

●	failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

●	defects in its products, errors or failures of its products;

●	negative publicity or perceptions about the performance or effectiveness of products;

●	introduction or anticipated introduction of competing products or technologies by its competitors; and

●	installation, configuration or usage errors by its customers.

If SoundHound AI fails to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose existing customers and prevent us from gaining new customers, which would significantly harm its business, financial condition and results of operations.

If SoundHound AI spends significant time and effort on research and development and is unable to generate an adequate return on its investment, its results of operations may be materially and adversely affected.

SoundHound AI’s business model is predicated, in part, on maintaining a customer base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, or if SoundHound AI’s business model changes as the industry evolves, its operating results may be adversely affected.

SoundHound AI’s business model is dependent, in part, on its ability to maintain and increase a customer base that generates recurring revenues. Existing and future customers of SoundHound AI’s products, technologies and systems may not purchase its subscriptions for its proprietary products or enter into service contracts with SoundHound AI at the same rate at which customers currently purchase those subscriptions or enter into service contracts with us. If SoundHound AI’s current and future customers purchase a lower volume of subscriptions for SoundHound AI’s proprietary products or do not continue entering into service contracts with us, SoundHound AI’s recurring revenue stream relative to its total revenues would be reduced and its operating results would be adversely affected.

SoundHound AI’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of its products and technologies.

SoundHound AI’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of, and the ability of its existing customers and new customers to access and use, its solutions, including real-time analytics and intelligence.

Interruptions in SoundHound AI’s systems or the third-party systems on which SoundHound AI and its products rely, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of our products, network infrastructure, cloud infrastructure and website.

Problems with the reliability or security of SoundHound AI’s systems could harm its reputation. Damage to SoundHound AI’s reputation and the cost of remedying these problems could negatively affect its business, financial condition, and operating results. Additionally, SoundHound AI’s third-party hosting suppliers in certain instances may have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time. If SoundHound AI is unable to maintain, renew, or expand its agreements with these providers on commercially reasonable terms, it may experience costs or downtime as it transitions its operations.

Any disruptions or other performance problems with its products could harm SoundHound AI’s reputation and business and may damage its customers’ businesses. Interruptions in its service delivery might reduce SoundHound AI’s revenue, cause SoundHound AI to issue credits to customers, subject us to potential liability and cause customers not to renew their subscription purchases of its products.

If SoundHound AI is unable to maintain and enhance its brand or reputation as an industry leader, its operating results may be adversely affected.

SoundHound AI believes that maintaining and enhancing its reputation as the leader in Voice AI market is critical to its relationship with its customers and its customers’ end-users and its ability to maintain customers and continue to attract new customers. The successful promotion of its brand will depend on multiple factors, including its marketing efforts, its ability to continue to deliver a superior customer experience and develop high-quality features for its products and its ability to successfully differentiate its products from those of its competitors. Its brand promotion activities may not be successful or yield increased revenue. The promotion of its brand requires SoundHound AI to make substantial expenditures, and it anticipates that the expenditures will increase as its market becomes more competitive, as it expands into new geographies and vertical markets and as more sales are generated through its reseller partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses it incurs. If SoundHound AI does not successfully maintain and enhance its brand and reputation, its operating results may be adversely affected.

Risks Relating to SoundHound AI’s Intellectual Property and Technology

SoundHound AI’s use of open source technology could impose limitations on its ability to commercialize its software.

SoundHound AI uses open source technology in some of its software and expect to continue to use open source technology in the future. Although we monitor its use of open source technology to avoid subjecting its software to conditions SoundHound AI does not intend, we may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or SoundHound AI’s proprietary source code that was developed using such technology. These allegations could also result in litigation. The terms of many open source licenses have not been interpreted by United States courts. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SoundHound AI’s ability to commercialize its software. In such an event, we may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer its software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect SoundHound AI’s business and revenue.

The use of open source technology could subject SoundHound AI to a number of other risks and challenges. Certain open source technology is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by us. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for SoundHound AI’s software. If SoundHound AI is unable to successfully address these challenges, its operating results may be adversely affected, and its development costs may increase.

Third parties have claimed in the past and may claim in the future that SoundHound AI is infringing their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling SoundHound AI’s products or making its technologies available to its customers if such claims are successful.

SoundHound AI has been and in the future may be subject to claims and legal actions alleging that we or its customers may be infringing or contributing to the infringement of the intellectual property rights of others (though no material legal actions against SoundHound AI are currently pending). We may be unaware of intellectual property rights of others that may cover some of its technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of SoundHound AI’s management and key personnel from its business operations. Intellectual property disputes could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from licensing certain of its products, cause severe disruptions to its operations or the markets in which we compete, or require us to satisfy indemnification commitments with its customers including contractual provisions under various arrangements. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of SoundHound AI’s confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on SoundHound AI’s business and its financial results. Any of these could seriously harm SoundHound AI’s business.

Unauthorized use of SoundHound AI’s proprietary technology and intellectual property could adversely affect its business and results of operations.

SoundHound AI’s success and competitive position depend in large part on its ability to obtain and maintain intellectual property rights protecting its products and technologies. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect SoundHound AI’s intellectual property and proprietary rights. Unauthorized parties may attempt to copy or discover aspects of SoundHound AI’s products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of SoundHound AI’s products is difficult and we may not be able to protect its technology from unauthorized use. Additionally, SoundHound AI’s competitors may independently develop technologies that are substantially the same or superior to its technologies and that do not infringe its rights. In these cases, we would be unable to prevent its competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect SoundHound AI’s proprietary rights to the same extent as the laws of the United States. Although the source code for SoundHound AI’s proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management’s efforts.

SoundHound AI’s software products may have bugs, which could result in delayed or lost revenue, expensive correction, liability to its customers and claims against us.

Complex software products such as SoundHound AI’s may contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to its customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or SoundHound AI’s products and technologies. Customers who are not satisfied with any of SoundHound AI’s products may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm SoundHound AI’s reputation, financial results and competitive position.

We may be unable to respond quickly enough to changes in technology and technological risks and to develop its intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of SoundHound AI’s products obsolete or less attractive to its customers, which could adversely affect its results of operations. SoundHound AI’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in its ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of its products will become obsolete. SoundHound AI is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. These risks could have a material adverse effect on SoundHound AI’s business, results of operations and financial condition.

Risks Related to SoundHound AI’s Class A Common Stock and the Securities Market

SoundHound AI’s stock price may fluctuate significantly.

The market price of SoundHound AI’s Class A Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to its business;

●	success or failure of its business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

●	its ability to retain and recruit qualified personnel;

●	its quarterly or annual earnings, or those of other companies in its industry;

●	announcements by us or its competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, our Class A Common Stock;

●	changes in earnings estimates by securities analysts or its ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the Company and its industry;

●	overall market fluctuations unrelated to its operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting its business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for SoundHound AI’s Class A Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against SoundHound AI could cause SoundHound AI to incur substantial costs and could divert the time and attention of its management and other resources.

Your percentage ownership in SoundHound AI may be diluted in the future.

Stockholders’ percentage ownership in SoundHound AI may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that SoundHound AI will be granting to directors, officers and other employees. Our Board has adopted the incentive plan and ESPP subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A Common Stock.

From time-to-time, SoundHound AI may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of SoundHound AI common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

An active, liquid trading market for SoundHound AI’s Class A Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for SoundHound AI’s shares of Class A Common Stock may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither SoundHound AI nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of SoundHound AI’s Class A Common Stock. An inactive market may also impair SoundHound AI’s ability to raise capital to continue to fund operations by issuing shares and may impair SoundHound AI’s ability to acquire other companies or technologies by using SoundHound AI’s shares as consideration.

The issuance of additional shares of common stock or convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, SoundHound AI may issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of SoundHound AI and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of SoundHound AI’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. SoundHound AI’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of SoundHound AI’s common stock bear the risk that SoundHound AI’s future offerings may reduce the market price of SoundHound AI’s common stock and dilute their percentage ownership.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. We do not intend to and there can be no assurance that we will pay any dividend in the future.

Future sales, or the perception of future sales, of SoundHound AI’s common stock by SoundHound AI or its existing stockholders in the public market could cause the market price for SoundHound AI’s common stock to decline.

The sale of substantial amounts of shares of SoundHound AI’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Company’s business combination (the “Business Combination”) pursuant to that certain merger agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc., certain of ATSP’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is 180 days after the date of the Business Combination (subject to early release if SoundHound AI consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders have registration rights under a registration rights agreement pursuant to which we are obligated to register such stockholders’ shares of common stock and other securities that such stockholders may acquire after the closing. In connection therewith, we have filed a resale registration statement on Form S-1 to register the resale of up to approximately 97 million shares of our Class A Common Stock that has been issued or is issuable upon conversion or exercise of outstanding securities. Upon the effectiveness of the applicable registration statement, these shares of common stock will be available for resale without restriction, subject to any lock-up agreement.

In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under 2022 Plan and 2022 ESPP may become available for sale in future.

The market price of shares of our Class A Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about SoundHound AI’s business, its stock price and trading volume could decline.

The trading market for the Class A Common Stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Class A Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A Common Stock, or if our reporting results do not meet their expectations, the market price of our Class A Common Stock could decline.

SoundHound AI may be subject to securities litigation, which is expensive and could divert management attention.

The per share price of the Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject SoundHound AI to significant liabilities.

Risks Applicable to a Dual Class Common Stock Structure

SoundHound AI has a dual class common stock structure that has the effect of concentrating voting control with the holders of our Class B Common Stock. Our Class B Common Stock has multiple votes per share and this ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common stock.

SoundHound AI has a dual class common stock structure and the holders of SoundHound AI Class B Common Stock have ten votes per share. Certain of the founders of SoundHound AI own shares of Class B Common Stock representing approximately 70.5% of the voting power of the outstanding capital stock of SoundHound AI. In addition, because of the ten-to-one voting ratio between our Class B and Class A Common Stock, holders of our Class B Common Stock could continue to control a majority of the combined voting power of our Common Stock and therefore control all matters submitted to our stockholders for approval until such time, if any, as a sufficient number of shares of our Class B Common Stock are converted into shares of our Class A Common Stock in accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation (the “Amended Charter”). This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A Common Stock.

Shares of Class B Common Stock are convertible into shares of Class A Common Stock and will be automatically convert into shares of Class A Common Stock upon the occurrence of certain future events, generally including transfers, subject to limited excepts set forth in the Amended Charter. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

The Amended Charter provides for a dual-class multiple voting Common Stock structure, and we cannot predict the effect this structure of our Common Stock may have on the market price of our Class A Common Stock.

We cannot predict whether having an Amended Charter that permits the issuance of multiple voting shares in a dual-class structure will result in a lower or more volatile market price of our Class A Common Stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common stock less attractive to other investors. As a result, the market price of our Class A Common stock could be adversely affected.

We will be considered a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

SoundHound AI has a dual class structure and upon the Closing, SoundHound Founders exchanged their shares of SoundHound Class B Common Stock for shares of Class B Common Stock of SoundHound AI which allows SoundHound Founders to also control a majority of the voting power of SoundHound AI after the Closing.

SoundHound AI qualifies as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to the board by independent directors. It is not our intention to elect not to comply with all of these corporate governance requirements after the Closing, in that SoundHound AI Board is expected to consist of a majority of independent directors. We may, however, elect not to have a compensation committee consisting entirely of independent directors and our directors may not be nominated or selected solely by independent directors.

SoundHound AI may in the future rely on the corporate governance exemptions as we adopted the dual class common stock structure reflected in our Amended and Restated Charter and qualify as a controlled company. To the extent we will rely on any of these exemption, holders of our Class A Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and we cannot predict the impact this may have on the price of our Class A Common Stock.

Delaware law and provisions in our charter documents could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

The Amended Charter, the Company’s Amended and Restated Bylaws (the “Amended Bylaws”), and Delaware law contain provisions that could depress the trading price of our common stock by acting to discourage, delay, or prevent a change of control of SoundHound AI or changes in SoundHound AI that our management or stockholders may deem advantageous. Among other things, Amended Charter and Amended Bylaws include the following provisions:

●	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

●	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

●	eliminates the ability of our stockholders to call special meetings of stockholders, except to the extent otherwise provided in the Amended Bylaws;

●	prohibit stockholder action by written consent, except to the extent otherwise provided in the Amended Bylaws, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	provide that the board of directors is expressly authorized to make, alter, or repeal our Amended Bylaws; and

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law. Pursuant to the Amended Charter, we have opted out of Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, our board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders. However, our Amended Charter includes provisions similar to the provisions contained in Section 203 of the DGCL, which are designed to limit SoundHound AI’s ability to enter into certain business combination transactions within a three (3) year period following the adoption of the Amended Charter.

Any provision of our Amended Charter, our Amended Bylaws, or Delaware law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Risks Related to U.S. and International Taxation Generally

Changes in tax laws or exposure to additional income tax liabilities could affect SoundHound AI’s future profitability.

Factors that could materially affect SoundHound AI’s future effective tax rates include but are not limited to:

●	changes in tax laws or the regulatory environment;

●	changes in accounting and tax standards or practices;

●	changes in the composition of operating income by tax jurisdiction; and

●	SoundHound AI’s operating results before taxes.

Because SoundHound AI does not have a long history of operating at its present scale and it has significant expansion plans, SoundHound AI’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on SoundHound AI’s 2018 and 2019 or 2020 provision for income taxes because SoundHound AI incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on SoundHound AI’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to SoundHound AI’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with SoundHound AI’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If SoundHound AI does not prevail in any such disagreements, its profitability may be affected.

SoundHound AI’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, SoundHound AI had $301.5 million of U.S. federal and $102.9 million of state net operating loss carryforwards available to reduce future taxable income. Of the $301.5 million in U.S. federal net operating loss carryforwards, $212.9 million will be carried forward indefinitely for U.S. federal tax purposes and $88.6 million will begin to expire in 2025. $102.9 million of SoundHound AI’s U.S. state net operating loss carryforwards will begin to expire in 2028. It is possible that SoundHound AI will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in SoundHound AI’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. SoundHound AI has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock and Class B common stock held by each Selling Stockholder as of the date of this prospectus (including shares purchased pursuant to the 2022 ESPP) and (ii) the number of shares of Common Stock issuable upon exercise of options or upon vesting of restricted stock units granted to each Selling Stockholder under the 2022 Plan, the 2016 Plan and the 2006 Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock and Class B common stock to be owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock or Class B common stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company (1)	Shares of Class A Common Stock and Class B Common Stock Owned Prior to Resale (2)(3)(4)		Number of Shares of Class A Common Stock Offered for Resale	Shares of Class A Common Stock and Class B Common Stock Owned After Resale (3)(4)
		Number	Percent		Number	Percent
Dr. Keyvan Mohajer	Director, Chief Executive Officer	18,672,499	9.42%	2,033,435	16,639,064	8.39%
James Hom	Director, Vice President of Products	5,573,780	2.84%	400,000	5,173,780	2.63%
Larry Marcus	Director	919,751	*	-	919,751	*
Diana Sroka	Director	-	-	-	-	-
Dr. Eric Ball	Director	560,250	*	-	560,250	*
Dr. Seyed Majid Emami	Vice President of Engineering	19,650,504	9.96%	1,066,748	18,583,756	9.42%
Timothy Stonehocker	Chief Technology Officer	2,006,050	1.02%	1,255,086	750,964	*
Michael Zagorsek	Chief Operating Officer	1,639,030	*	1,639,030	-	-
Nitesh Sharan	Chief Financial Officer	808,677	*	808,677	-	-
Zubin Irani	Chief Revenue Officer	805,787	*	805,787	-	-

*	Less than 1%.

(1)	All positions described are with the Company, unless otherwise indicated.

(2)	The number of shares owned prior to resale by each Selling Stockholder includes (i) shares of Common Stock (inclusive of shares purchased pursuant to the 2022 ESPP and restricted stock units granted under the 2022 Plan, 2016 Plan and 2006 Plan) and (ii) shares issuable upon exercise of options granted to such Selling Stockholders under the 2022 Plan, 2016 Plan and 2006 Plan that are being registered pursuant to this prospectus for resale. Some of these shares may have been sold prior to the date of this prospectus.

(3)	Immediately following the filing of this prospectus, certain restricted stock awards (time vesting and performance vesting) will be issued to each of Dr. Keyvan Mohajer, James Hom, Dr. Seyed Majid Emami, Timothy Stonehocker, Michael Zagorsek, Nitesh Sharan and Zubin Irani. These grants have been included in the selling stockholder table as part of the reoffer prospectus. Additionally, certain grants will be made to our non-employee directors. These grants have not been included in the selling stockholder table.

(4)	Percentage is computed with reference to 196,187,040 shares, consisting of 155,790,440 shares of our Common Stock and 40,396,600 shares of the Company’s Class B Common Stock outstanding as of July 8, 2022 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under this prospectus.

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2022 Plan or be eligible to purchase shares under the 2022 ESPP; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The NASDAQ Global Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The NASDAQ Global Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Archimedes Tech SPAC Partners Co. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from September 15, 2020 (inception) through December 31, 2020, incorporated by reference in this registration statement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Archimedes Tech SPAC Partners Co. to continue as a going concern as described in Note 1 to the financial statements), incorporated by reference in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of SoundHound, Inc. as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this registration statement, of which this prospectus forms a part, have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Amended Bylaws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

SOUNDHOUND AI, INC.

27,639,208 Shares of

Common Stock

PROSPECTUS

July 20, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the year ended December 31, 2021;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

(iii)	our Current Reports on Form 8-K dated January 10, 2022, March 9, 2022, April 14, 2022, April 25, 2022, May 2, 2022, May 17, 2022 and June 8, 2022; and

(iv)	the description of our Common Stock contained in the registration statement on Form S-1 (File No. 333-264972) and as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Corporate Secretary, c/o SoundHound AI, Inc., at 5400 Betsy Ross Drive, Santa Clara, CA 95054. Our telephone number is (408) 441-3200. Information about us is also available at our website at http://www.soundhound.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Amended Bylaws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

4.1	SoundHound AI, Inc. 2022 Incentive Award Plan.	Proxy Statement	Annex D	April 8, 2022
4.2	SoundHound AI, Inc. 2022 Employee Stock Purchase Plan.	Proxy Statement	Annex E	April 8, 2022
4.3	Form of Restricted Stock Unit Agreement.	Form 8-K	10.8	May 2, 2022
4.4	Form of Stock Option Award Agreement.	Form 8-K	10.9	May 2, 2022
5.1*	Opinion of Ellenoff Grossman & Schole LLP
23.1*	Consent of UHY LLP
23.2*	Consent of Armanino LLP
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Powers of Attorney (included on signature page)
107*	Calculation of Filing Fees Table

*	Filed or furnished herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 20, 2022.

SoundHound AI, Inc.

/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Keyvan Mohajer his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Keyvan Mohajer	Chief Executive Officer and Director	July 20, 2022
Dr. Keyvan Mohajer	(Principal Executive Officer)

/s/ Nitesh Sharan	Chief Financial Officer	July 20, 2022
Nitesh Sharan	(Principal Financial and Accounting Officer)

/s/ James Hom	Director	July 20, 2022
James Hom

/s/ Dr. Eric Ball	Director	July 20, 2022
Dr. Eric Ball

/s/ Larry Marcus	Director	July 20, 2022
Larry Marcus

/s/ Diana Sroka	Director	July 20, 2022
Diana Sroka